UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
November 16, 2007

Meade Instruments Corp.
(Exact name of registrant as specified in its charter)

Delaware	0-22183	95-2988062
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

6001 Oak Canyon, Irvine, California		92618
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:

(949) 451-1450

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                Entry into a Material Definitive Agreement

On November 16, 2007, Meade Instruments Corp., a Delaware corporation (the “Company”) entered into a Twelfth Amendment to Amended and Restated Credit Agreement dated as of October 25, 2002 (the “Twelfth Amendment”) among Bank of America, N.A. (the “Lender”), the Company Simmons Outdoor Corp. and Coronado Instruments, Inc. The Twelfth Amendment makes among other things the following key changes to the credit agreement:  (1) reduces the facility to $25 million; (2) adjusts the pricing grid based on the Company’s financial performance; (3) establishes a $0.5 million reserve against the borrowing base with provisions for a reduction in the reserve for meeting future covenants; (4) sets minimum EBITDA, tangible net worth and capital expenditure requirements measured on a monthly basis for the next twelve months and a rolling four quarter basis thereafter and sets minimum fixed charge coverage ratio covenants measured on a rolling four quarter basis beginning in February 2009; and (5) allows for inter-company debt between the Company and its European subsidiary subject to certain limits and conditions. Under the Twelfth Amendment, the Lender also waived the Company’s non-compliance with the minimum EBITDA covenant under the credit agreement as of August 31, 2007.

A copy of the Twelfth Amendment is attached hereto as Exhibit 10.101.

Item 9.01                                Financial Statements and Exhibits

(d)                              Exhibits

Exhibit No.	Exhibit Title or Description

10.101

Twelfth Amendment to Amended and Restated Credit Agreement dated as of November 16, 2007 by and among Bank of America, N.A., Meade Instruments Corp., Simmons Outdoor Corp. and Coronado Instruments, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 21, 2007	MEADE INSTRUMENTS CORP.
(Registrant)

	By:	/s/ Paul E. Ross
Senior Vice President – Finance and
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Exhibit Title or Description

10.101

Twelfth Amendment to Amended and Restated Credit Agreement dated as of November 16, 2007 by and among Bank of America, N.A., Meade Instruments Corp., Simmons Outdoor Corp. and Coronado Instruments, Inc.